EXCELSIOR INCOME SHARES,INC. DFAN14A
Filing Date: 8/20/01


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 TYPE:  DFAN14A
 SEQUENCE:  1


SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
          240.14a-12


EXCELSIOR INCOME SHARES, INC.
------------------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

Ralph W. Bradshaw
------------------------------------------------------------------------

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Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 255-4833    FAX (828) 210-8183


Dear Fellow Shareholder,

The owners of Excelsior Income Shares have a historic opportunity to vote on receiving full value for their shares. Earlier this year, my efforts offered shareholders a choice and it is no coincidence that, since that time, the current Board has suddenly sounded so interested in producing shareholder value.

Your VOTE is important - let me show you why you should vote on the GREEN ballot.

Why should I consider an alternative proxy when the current Board is presenting a proposal that will result in liquidating the Fund?

I believe that the current Board's proposal is designed to fail. It requires two-thirds of all shares outstanding to vote in favor if it is to pass. In practice, it is rare that much more than 60% of shareholders even vote at annual meetings. The current Board made this proposal as "the best way to help shareholders realize the Fund's full value" but they are not even recommending in favor of their own proposal. When it is bundled with statements like, "liquidation may not result in greater returns to shareholders than our continuing as a going concern", passage by such a super-majority becomes very unlikely.

What happens if the liquidation proposal fails to get the super-majority vote required for its passage?

The discount will likely widen again and, if the current Board has its way, the fund will revert to "business as usual". This means that even if a majority of shares outstanding is in favor of receiving full value for their shares, nothing will change. Why not? One of the directors has received almost $200,000 this year. Another is receiving a salary of $1000 per week. It is highly unusual for a fund with an advisory contract to pay such extraordinary additional compensation to directors. I believe that the current Board does not really want anything to change.

Then why did the current Board put forth this liquidation proposal?

The Fund's Directors must be elected each year. Earlier this year, the current Directors had so little support that they were unable to get a quorum for the annual meeting. This liquidation proposal will probably generate enough votes to get a quorum even though passage of the proposal itself is unlikely.

What can be done if a majority of the shares are voted for delivering full value?

In light of the large discounts at which the Fund has traded, it is likely that most of the shares will vote for liquidation without reaching the two-thirds of all shares outstanding required for liquidation. If so, the Board should find
some means to deliver full, undiscounted value to those who want it.   You can
vote on the GREEN proxy to ask the Board to take such action. My slate of Director candidates are committed to follow the will of the shareholders in this matter.

Are you trying to accomplish anything else?

Yes. If our efforts are successful in generating enough interest to actually get the super-majority vote in favor of liquidation, we believe that it is ridiculous to make shareholders wait as long as 90 days to get most of their money. If liquidation is approved, my Director candidates are committed to distributing most of the money within 30 days instead.

Why should I vote on the GREEN ballot?

At my own expense, I am giving shareholders choices that actually mean
something.   If you want your liquidation vote to really count and you believe that the desire of the majority should be sufficient to determine the Fund's future, vote FOR all of the items on the GREEN ballot. If elected, these new Directors are committed to actually follow the wishes of the majority.

- If the liquidation proposal passes, we will make every attempt to implement it as quickly and inexpensively as possible. If it fails, we will follow the express wishes of the shareholders regarding alternatives to delivering value.

- If it fails, but a majority vote for liquidation, we will work to provide net asset value to shareholders who want it through open-ending or some other means as soon as possible.

Your VOTE is important!

To enable us to vote your shares on these issues, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED

You may vote on all proposals included on the Fund's WHITE ballot by using the enclosed GREEN proxy card. If you have already returned the WHITE proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposal by marking, signing, dating, and mailing a later dated GREEN proxy card. AFTER SUBMITTING A GREEN PROXY CARD, PLEASE DO NOT RETURN A WHITE PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR GREEN PROXY CARD.

Thank you for taking the time to help decide the future of your investment in the Fund. If I may answer any questions, please call me at (828) 255-4833

Sincerely,


Ralph W. Bradshaw